REINSURANCE GROUP OF AMERICA, INCORPORATED
INSIDER TRADING POLICY

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Reinsurance Group of America, Incorporated (“RGA Parent” and together with its subsidiaries, “RGA”) and the handling of confidential information about RGA and the companies with which RGA does business. Questions about this Policy should be directed to the General Counsel or the appropriate member of Global Legal Services.

SECTION 1 – DEFINITIONS

“Covered Person” means each Insider and any Related Party thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Insider” means:
i.every officer, director and employee of RGA (including such individuals at RGA’s foreign subsidiaries and operations), and this Policy extends to activities within and outside their duties at RGA; and
ii.other persons designated by RGA, such as contractors or consultants who have access to material non-public information.

“General Counsel” means RGA’s General Counsel or any designee thereof.

“Pre-Clearance Party” means:
i.any Section 16 Person;
ii.any other employees of RGA who may be designated by the General Counsel from time to time; and
iii.any Related Party of any such person.

“Quarterly Blackout Period” means the period beginning on the first day of the month following a calendar quarter and ending after the completion of two full trading days following the public release of RGA’s quarterly earnings.

“RGA Securities” means:
i.the securities of RGA, including RGA’s common stock, debentures, notes, options to purchase common stock, or any other type of securities that RGA may issue from time to time, which may include preferred stock, long-term debt, convertible debentures and warrants, as well as derivative securities that are not issued by RGA, such as exchange-traded put or call options or swaps relating to any such securities; and
ii.any such securities issued by a trust or other vehicle sponsored by RGA.

“Related Party” means:
i.all members of an Insider’s family who reside with such Insider (including a spouse, children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Insider’s household and

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any family members who do not live in the Insider’s household if the Insider directs, influences or controls their securities transactions;
ii.any entities that an Insider influences or controls, including any corporations, limited liability companies, partnerships or trusts; and
iii.in the case of any Section 16 Person, any other individual or entity whose ownership is otherwise required to be reported on any filing made by such person under Section 16 of the Exchange Act.

“Rule 144” means Rule 144 adopted under the U.S. Securities Act of 1933, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 16 Person” means any member of the board of directors or any individual who is serving as an “officer” (as defined by Exchange Act Rule 16a-1(f) (or any successor provision)) of RGA Parent.

SECTION 2 – POLICY STATEMENT ON INSIDER TRADING

Purpose. The purpose of this Policy is to prevent “insider trading,” which is subject to federal, state and foreign securities laws. Violation of these laws may result in criminal, civil and internal penalties (described in Section 7 below). Pursuant to these laws, Covered Persons cannot:
i.buy, sell, trade or otherwise engage in transactions subject to this Policy involving, securities (including RGA Securities), while aware of material non-public information; or
ii.communicate material non-public information to others in violation of the law.

Securities Subject to Policy. This Policy specifically applies to trading (buying or selling) in, or otherwise engaging in transactions involving RGA Securities, except as otherwise set forth in this Policy. Additionally, this Policy applies to, among other transactions, hedging, pledging and short-sale transactions involving RGA Securities (as described in Section 5 below).

Companies with which RGA Conducts Business. Furthermore, if an Insider learns of material non-public information about a company with which RGA does business or any other company as the result of the Insider’s service with RGA, including a customer or counterparty of RGA, Covered Persons with respect to such Insider may not trade in that company’s securities until the information becomes public or is no longer material.

Transactions by Related Parties. The terms of this Policy will apply to any Related Party of an Insider as noted above, and transactions by any such Related Party will generally be treated as if they were for the Insider’s own account. Insiders are responsible for compliance with this Policy by any Related Party, and as such Insiders should make sure that each Related Party is aware of the need to confer with the Insider before they engage in transactions in RGA Securities.

SECTION 3 – CONSIDERATIONS RELATED TO INSIDER TRADING

The following are a few points an Insider (“you”) should understand about insider trading and this Policy:

Individual Responsibility. You have ethical and legal obligations not to buy or sell securities while aware of material non-public information. You are solely responsible for making sure that you comply with this Policy. In all cases, the responsibility for determining whether you are aware of material non-public information rests with you, and any action on the part of RGA, Global Legal Services or any other person pursuant to this Policy does not in any way constitute legal advice or insulate you from liability under applicable laws.

Tipping Others. Whether you have proprietary information about RGA, information that could have an impact on the price of RGA Securities, or material non-public information about a company that does business with RGA, you must not disclose that information to others (except persons within RGA or third-party agents of RGA, such as investment banking advisors or outside legal counsel, whose positions require them to be aware of the information) or otherwise provide recommendations or express opinions concerning transactions in RGA Securities (or the securities of such other company) on the basis of material non-public information. This includes posting information on Internet chat rooms and message boards, or through social medial outlets, whether anonymously, under a pseudonym or under a person’s real name. The penalties described in Section 7 below apply whether or not you personally derive any benefit from another’s trading activities.

Hindsight is Twenty-Twenty. If your securities trading transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transactions later. For example, if you bought RGA stock shortly before the release of RGA’s earnings for a quarter and RGA subsequently reports favorable results for the quarter, you may be deemed to have had knowledge of RGA’s anticipated results.

No Exceptions. There are no exceptions to this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. Even the appearance of an improper transaction must be avoided to preserve RGA’s reputation for adhering to the highest standards of conduct.

SECTION 4 – ELEMENTS OF INSIDER TRADING

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information in furtherance of the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, banks and the employees of such parties.

What is Material Information?

Trading while aware of inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information that:

•a reasonable investor is substantially likely to consider important in making an investment decision to buy, hold or sell securities; or
•a reasonable investor will view as significantly altering the “total mix” of information made available.

Material information is not limited to financial information. Both positive and negative information can be considered material. There is no bright-line standard for assessing materiality. Instead, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that may be considered material are:

•significant deviations (positive or negative) in financial results or performance;
•projections of future financial results or other guidance, or any significant changes to such projections or guidance;
•significant bank borrowings or any significant financing transaction (including an offering of stock or debt securities);
•any pending or proposed significant merger, acquisition, joint venture, divestiture, insurance, reinsurance or other strategic transaction;
•a change in senior management;
•the gain or loss of a substantial customer or strategic partner;
•significant new contracts, transactions, products or developments;
•significant impairments or write-downs in assets;
•significant strengthening of reserves;
•any change in dividend policy;
•liquidity concerns;
•significant related-party transactions;
•any significant company restructuring;
•any significant cybersecurity incident, such as a data breach; and
•any pending or threatened significant litigation or regulatory action, or developments with respect to any such matter.

What is Non-Public Information?

Information is generally considered to be non-public until it has been widely disseminated. For example, information found in a report filed with the SEC, or appearing in Dow Jones or other financial news services, The Wall Street Journal, Barron’s, The Financial Times, or other financial websites and publications of general circulation is typically considered to be widely disseminated. By contrast, information would likely not be considered widely disseminated if it is available only to RGA’s employees, or if it is only available to a select group of analysts, brokers or institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the completion of two full trading days after the information is released. If, for example, RGA were to make an announcement of material non-public information on a Monday afternoon, no trading in RGA Securities should occur until Thursday. Depending on the particular circumstances, RGA may determine that a longer or shorter period should apply to the release of specific material non-public information.

SECTION 5 – PROHIBITED TRANSACTIONS

The following categories of transactions are prohibited:

Short Sales. Short sales of RGA Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in RGA’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve RGA’s performance. For these reasons, short sales of RGA Securities by Covered Persons are prohibited. Moreover, Section 16(c) of the Exchange Act prohibits any Section 16 Person from engaging in short sales with respect to equity securities.

Hedging Transactions. Hedging or monetization transactions can be accomplished through several possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a person to continue to own securities, but without the full risks and rewards of ownership. When that occurs, a person may no longer have the same objectives as the other security holders of a company. Therefore, each Covered Person is prohibited from engaging in any such transactions involving RGA Securities.

Margin Accounts and Pledging. Securities held in a margin account as collateral for a margin loan may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in RGA Securities, each Covered Person is prohibited from holding RGA Securities in a margin account or otherwise pledging RGA Securities as collateral for a loan.

Publicly Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person is trading based on material non-public information. Additionally, transactions in options may focus a person’s attention on short-term performance at the expense of a company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities in relation to RGA Securities by any Covered Person is prohibited.

SECTION 6 – CERTAIN OTHER TRANSACTIONS

Gifts. Any gifts of RGA Securities are transactions subject to the terms of this Policy.

Vesting of Stock-Based Awards. This Policy does not apply to the vesting of restricted stock awards, restricted stock unit awards, performance contingent share awards or other stock-based awards of RGA, or the exercise of tax withholding rights via net settlement procedures pursuant to which RGA withholds shares of common stock to satisfy tax withholding requirements upon the vesting of any such stock-based awards; provided, however, that this Policy applies to any broker-assisted or other market sales of RGA common stock to satisfy such tax withholding requirements.

Exercise of Stock-Based Awards. This Policy does not apply to the exercise of any stock appreciation right award, stock option award or other stock-based awards of RGA; provided, however, that (i) any such exercise by any Pre-Clearance Person is subject to the pre-clearance procedures provided under Section 9 below; and (ii) the sale of any RGA common stock acquired upon the exercise of any such award is subject to this Policy. In addition, this Policy does not apply to net settlement procedures in connection with the exercise of any stock appreciation right award, stock option award or other stock-based awards of RGA pursuant to which RGA withholds shares of common stock to satisfy tax withholding requirements or to satisfy any applicable exercise price of any such award; provided, however, that this Policy applies to any broker-assisted or other market sales of RGA common stock to satisfy such tax withholding requirements or such exercise price obligations.

Standing and Limit Orders. Standing and limit orders (excluding standing and limit orders pursuant to the terms of any Rule 10b5-1 plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when the owner is aware of material non-public information. RGA therefore strongly discourages placing standing or limit orders on RGA Securities. If a person subject to this Policy determines that such person must use a standing or limit order with respect to RGA Securities, the order should be limited to a short duration and any transactions in connection therewith must otherwise comply with this Policy.

Rule 10b5-1 Plans. Rule 10b5-1 plans provide an affirmative defense from insider trading liability under Rule 10b-5 under the Exchange Act. To be eligible to rely on this defense, a person must enter into a “Rule 10b5-1 plan” with respect to trading in securities. Any Covered Person may enter into a Rule 10b5-1 plan with respect to RGA Securities only if the plan meets the requirements of Rule 10b5-1(c) (including, without limitation, that such Covered Person does not possess material nonpublic information with respect to RGA at the time such 10b5-1 plan is entered into), and the 10b5-1 plan is approved in advance by the General Counsel. Further, a Covered Person may only amend or terminate a Rule 10b5-1 plan with respect to RGA Securities if such amendment or termination is approved in advance by the General Counsel. Any transactions involving RGA Securities that occur pursuant to a Rule 10b5-1 plan adopted in accordance with the terms of this Policy do not require pre-clearance and may occur at a time when purchasing and selling RGA Securities would otherwise be prohibited under this Policy. However, each Section 16 Person must still comply with the post-transaction notification requirements set forth in Section 10 of this Policy in connection with any purchases and sales made pursuant to any Rule 10b5-1 plan because such purchases and sales will still be subject to applicable reporting requirements under Section 16 of the Exchange Act, as well as (in the case of sales) to applicable requirements under Rule 144.

Employee Stock Purchase Plan. This Policy does not apply to (i) automatic periodic purchases of shares of RGA’s common stock pursuant to the Employee Stock Purchase Plan of RGA Parent (the “ESPP”) by any participant in the ESPP (an “ESPP Participant”) in accordance with the procedures set forth in the ESPP or (ii) the issuance or vesting of matching shares of RGA’s common stock with respect to any ESPP Participant pursuant to the ESPP in connection with shares of RGA’s common stock purchased pursuant to clause (i) above. However, this Policy applies to (a) an ESPP Participant’s initial election to participate in the ESPP, (b) any subsequent election by an ESPP Participant to increase or decrease the amount of contributions made pursuant to the ESPP and (c) any determination by an ESPP Participant to cease or withdraw any contributions for any enrollment period pursuant to the ESPP. In addition, this Policy applies to sales of shares of RGA’s common stock issued to any ESPP Participant pursuant to the ESPP.

RGA Transactions Involving RGA Securities. RGA will not engage in transactions in RGA Securities, except in compliance with applicable securities laws.

SECTION 7 – PENALTIES AND BOUNTIES

External Penalties for Insider Trading

The penalties provided by law for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. Any person violating these laws can be subject to various penalties even if the person does not personally benefit from the violation. Penalties for violating insider trading laws may include lengthy imprisonment or other criminal penalties, civil penalties, civil injunctions, and the disgorgement of profits. In addition, the federal securities laws impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

Moreover, in addition to the powers of the SEC to investigate and prosecute offenders, federal law includes a bounty provision permitting payments to persons who provide information leading to the imposition of a civil penalty for insider trading violations, and also provides for a private right of action under certain circumstances in connection with insider trading violations.

Internal Penalties for Insider Trading

If an Insider violates this Policy, such person may be subject to some or all of RGA’s internal penalties even if no criminal or civil action is taken against the Insider. Internal penalties may include:

•termination of employment;
•disqualifications from participation in RGA equity grants and forfeit of existing equity grants;
•eliminating or reducing eligibility for certain bonuses and/or incentives;
•disgorgement of profit gained from the violating transaction;
•disclosure and acknowledgement of violation during the annual compliance certification;
•pre-clearance requirements for future trades;
•notification of violation given to the Insider’s supervisor;
•warning from the General Counsel regarding any violation; and
•any additional penalties that RGA believes are merited.

SECTION 8 – BLACK-OUT PERIODS

This Policy restricts trading in RGA Securities during periods in which an Insider may be aware of or have access to material non-public information about RGA (“black-out periods”).

Quarterly Black-out Periods. All Covered Persons are prohibited from engaging in transactions subject to this Policy involving RGA Securities during the Quarterly Blackout Period.

RGA Imposed Black-out Periods. RGA may, in its discretion, impose other restricted periods because of the existence or potential development of material transactions or events that have not been publicly disclosed. So long as the event remains material and non-public, the persons designated by the General Counsel may not engage in transactions subject to this Policy regarding RGA Securities or a third party’s securities (even if any such persons do not know the nature of the material and non-public event). In this situation, Global Legal Services will notify restricted persons that they should not trade in RGA Securities or third-party securities.

The existence of any event-specific blackout will not be generally announced, other than to those persons who receive notice of the event-specific blackout as noted in the preceding paragraph. Any person made aware of an event-specific blackout should not disclose the existence of the blackout to any other person. Additionally, the failure of the General Counsel to designate any person as being subject to an event-specific blackout who is otherwise aware of material non-public information will not relieve that person of the obligation not to engage in transactions subject to this Policy in RGA Securities or third-party securities while aware of material non-public information.

SECTION 9 – PRE-CLEARANCE

To help prevent inadvertent violations of insider trading laws and to avoid even the appearance of trading on inside information, any individuals who are serving as a Section 16 Person and other Pre-Clearance Parties, may not engage in any transactions subject to this Policy involving

RGA Securities without first obtaining pre-clearance of the transaction from the General Counsel.

Any request for pre-clearance must be submitted to the General Counsel at least two business days before the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If any person requests pre-clearance and permission to engage in the transaction is denied, such person should refrain from initiating such transaction and should not inform any other person of the restriction. If any person requests pre-clearance and permission to engage in the transaction is approved, the decision to engage in the transaction is solely the decision of such person, and such pre-clearance does not constitute legal or other advice from RGA on whether or not to engage in the transaction.

A Pre-Clearance Party making a request for pre-clearance should carefully consider whether such person is aware of any potential material non-public information about RGA and should fully describe such information to the General Counsel. Additionally, any Pre-Clearance Party who is a Section 16 Person should also indicate whether such person or any Related Party have effected any non-exempt “opposite-way” transactions within the past six months.

In addition, Rule 144 sets forth various requirements (including volume, manner of sale and current public information requirements) with respect to the sale of securities by any “affiliate,” which may be deemed to include a Section 16 Person. If a Section 16 Person, or any Related Party thereof, intends to sell RGA Securities, such Section 16 Person must coordinate with RGA and the broker of such Section 16 Person as part of the pre-clearance process to ensure any applicable compliance with Rule 144.

Any transactions approved by the General Counsel pursuant to these pre-clearance procedures must be effected within the time frame specified by the General Counsel. Transactions not effected within the time limit will be subject to pre-clearance again. Following the execution of any transaction subject to this Policy by any Pre-Clearance Person, such person must promptly notify the General Counsel of such transaction, and in any event within two business days following the execution of any approved transaction.

SECTION 10 – ADDITIONAL REQUIREMENTS APPLICABLE TO SECTION 16 PERSONS

The pre-clearance and notification requirements as described above under Section 9 are designed to help monitor compliance with this Policy and to enable RGA to help those persons who are subject to Section 16 of the Exchange Act to comply with their obligations thereunder. In this regard, Section 16(a) of the Exchange Act generally requires Section 16 Persons (as well as persons holding more than 10% beneficial ownership of any equity security) to file Forms 4 with the SEC not later than the end of the second business day following the execution of any reportable transaction (including any transactions made under a Rule 10b5-1 trading plan).

Additionally, Section 16(b) of the Exchange Act provides that any “profit” realized by any Section 16 Person (as well as persons holding more than 10% beneficial ownership of any equity security) from any purchase and sale or sale and purchase of any equity security of any public company within any period of less than six months shall be reimbursed to the company. Unlike other provisions relating to insider trading, intent to take unfair advantage of material nonpublic information is not required for recovery under Section 16(b). In other words, with respect to Section 16 Persons, transactions in RGA equity securities (unless otherwise exempt under Section 16(b)) within six months of one another can lead to disgorgement of any profits regardless of the reasons for or purposes of the transaction or whether a person is aware of any material nonpublic information.

Global Legal Services generally prepares and files Section 16 filings on behalf of Section 16 Persons regarding transactions involving RGA Securities. However, each Section 16 Person, and not RGA, is ultimately responsible for ensuring that any such transactions involving such Section 16 Person comply with the obligations of Section 16 of the Exchange Act and filing a Form 144 with the SEC to the extent required under Rule 144.

SECTION 11 – TRANSACTIONS FOLLOWING TERMINATION OF SERVICE
If any Covered Person is aware of material non-public information with respect to RGA when such person terminates service as a director, officer, employee or consultant of RGA, such person may not engage in any transactions subject to this Policy involving RGA Securities until that information has become public or is no longer material. Additionally, if such person’s service with RGA terminates during any Quarterly Blackout Period, such person will continue to be subject to the restrictions set forth in this Policy until such Quarterly Blackout Period has ended.
Except as set forth in the preceding paragraph, this Policy will cease to apply following the termination of a person’s service as a director, employee or consultant of RGA, provided, that, in the case of any individual who served as a Section 16 Person, (i) any transactions within the six-month period following the termination of such individual’s service as a Section 16 Person also must not be subject to short-swing liability under Section 16(b) of the Exchange Act and (ii) in order to ensure compliance with Rule 144 as described below, any such individual must notify RGA prior to making any sales of RGA Securities during the three months following such time that such individual ceases serving as a Section 16 Person.

Revised: February 20, 2025